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                                                                Exhibit (a)(100)

           Western Resources(R)


Many KCPL shareowners have asked for
easy-to-understand, but thorough
information about our offer. We hope the enclosed materials address your questions and concerns.

First, please read the letter from Western
Resources' CEO John Hayes. Then refer to the documents numbered 1, 2, 3, 4.

Document 1 supplies you with answers to
many of the questions we have been asked about tendering your shares.

Document 2 provides you with information about Western Resources' financial strength and vision.

Document 3 is the legal transmittal
document you need to fill out in order to tender your shares.

Document 4 is the return envelope to make sure your tender goes to the correct place.

Our goal is to keep you informed while
bringing this matter to an end as quickly as possible and begin the future of an exciting new company.

So, please read the material, follow the instructions, and let us know if you have questions.

It is as easy as 1, 2, 3, 4.